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                                                                      EXHIBIT 21



                           SUBSIDIARIES OF REGISTRANT


Autocam International Sales Corporation, a Michigan corporation.

Autocam Foreign Sales Corporation, a Barbados corporation.

Autocam International, Ltd., a Michigan corporation.

Autocam Acquisition, Inc., a Michigan corporation, doing business as Autocam California

Autocam Laser Technologies, Inc., a Michigan corporation.

Autocam-Pax, Inc., a Michigan corporation.

Autocam South Carolina, Inc., a Michigan corporation.

Autocam do Brasil Usinagem Ltda., a Brazilian corporation.

Autocam Europe B.V., a Dutch holding company.

Autocam France SARL, a French limited liability company.

Frank & Pignard SA, a French corporation.




                                     E-126